EXHIBIT 99.

                        ANNAPOLIS NATIONAL BANCORP, INC.
                          ANNOUNCES RESIGNATION OF CEO

        May 7, 1999 -- Annapolis National Bancorp, Inc.'s (NASDAQ: ANNB) Board of Directors today announced that it had accepted the resignation of John W. Marhefka, Jr., as Chief Executive Officer, Vice President and Director of the Company and President, Chief Executive Officer and Director of the Company's wholly-owned subsidiary, Annapolis National Bank, effective immediately. The Company stated that Mr. Marhefka had resigned due to philosophical differences with the Board of Directors.

        The Company also announced that Richard M. Lerner, Chairman of the Board of Directors and a member of the Board since 1989, was appointed, on an interim basis, Chief Executive Officer of the Company and President and Chief Executive Officer of the Bank. Stanley H. Katsef will continue to serve as the Vice Chairman of the Board of Directors of both the Company and Bank on a full time basis, and all of the other executive officers of the Company and Bank will continue in their current capacities.

        Mr. Lerner emphasized that "Annapolis National Bancorp's ongoing commitment to its customers and shareholders will continue."

        Annapolis National Bank operates as a full service commercial bank from its headquarters in Annapolis, and its four branches located in Anne Arundel County, Maryland and one branch located on Kent Island in Queen Anne's County, Maryland.

        Questions regarding this press release should be directed to Stanley H. Katsef, Vice Chairman of the Board of Directors or Russell J. Grimes, Jr., Senior Vice President and Chief Financial Officer at 410-224-4455.



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